Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-37108 and 333-148024 on Form S-8 of MetLife, Inc., of our report dated June 26, 2019, relating to the financial statements and supplemental schedule of the MetLife 401(k) Plan appearing in this Annual Report on Form 11-K of the MetLife 401(k) Plan for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
June 26, 2019